Exhibit 10.2

Summary of Annual Non-Management Director Compensation
Compensation is made to each member of the Board who is not an employee of the Company, OEP SKNA, L.P. or Sanken Electric Co., Ltd or their respective subsidiaries.
1.Annual Cash Compensation

Annual Cash Retainer (Other than Chairman of the Board)	$60,000
Annual Cash Retainer (Chairman of the Board)	$75,000
Additional Cash Retainer for Chair of Audit Committee	$25,000
Additional Cash Retainer for Chair of Compensation Committee	$20,000
Additional Cash Retainer for Chair of Nominating and Corporate Governance Committee	$10,000
Additional Cash Retainer for Chair of Research & Development and Strategy Committee Committee	$10,000
Additional Cash Retainer for member of Audit Committee	$10,000
Additional Cash Retainer for member of Compensation Committee	$8,500
Additional Cash Retainer for member of Nominating and Corporate Governance Committee	$5,000
Additional Cash Retainer for member of Research & Development and Strategy Committee	$8,500
2.Equity Compensation
Each Director serving on the Board as of the date of the Annual Meeting will be granted an award of Restricted Stock Units with a value of $185,000.
Directors elected or appointed to serve on the Board on a date other than the Annual meeting will be granted a prorated award in the first year of service on the Board.
3.Travel Expenses
Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings.